Stillwater Mining Company Reports First Quarter 2014 Mined Production and Recycling Results and Announces First Quarter 2014 Results Conference Call

BILLINGS, MT -- (Marketwired - April 17, 2014) - STILLWATER MINING COMPANY (NYSE: SWC) (TSX: SWC.U) (the "Company") today reported first quarter 2014 platinum group metals production from its Montana mines and from its recycling activities.

Production from Montana Mines

Production of palladium and platinum from the Company's Montana mine operations totaled 130,700 ounces in the first quarter of 2014, a 2.8% increase over the same period in 2013. The 18.8% increase in East Boulder Mine production in this year's first quarter compared to the first quarter of 2013 was driven by slightly higher realized ore grades and higher tons mined. The 3.0% decline in ounces produced at the Stillwater Mine reflected lower ore tons mined and increased allocation of resources to development activities during the 2014 first quarter compared to the first quarter of 2013.

(mined ounces produced)            1Q 2014        1Q 2013         Change
                               ---------------------------------------------

Stillwater Mine                         89,700         92,600     -3.0%
Palladium                               68,900         71,300     -3.4%
Platinum                                20,800         21,300     -2.3%

East Boulder Mine                       41,000         34,500     18.8%
Palladium                               31,900         26,800     19.0%
Platinum                                 9,100          7,700     18.2%

Total                                  130,700        127,100      2.8%
Palladium                              100,800         98,100      2.8%
Platinum                                29,900         29,000      3.1%

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Recycling Activities

During the first quarter of 2014, total volumes of palladium, platinum and rhodium processed from recycled material totaled 101,500 ounces, a decrease of 34.2% compared to the same period in 2013. The decrease in recycling volumes during the first quarter of 2014 was primarily due to weather related issues. Recycling material deliveries have increased subsequent to the end of the first quarter as overall weather conditions have improved.

(recycling ounces fed)             1Q 2014        1Q 2013         Change
                               ---------------------------------------------

Total                                  101,500        154,200     -34.2%
Palladium                               57,600         89,200     -35.4%
Platinum                                36,300         52,800     -31.3%
Rhodium                                  7,600         12,200     -37.7%

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Note: Historical production and recycling information is available at www.stillwatermining.com.

First Quarter 2014 Results Webcast and Conference Call

Stillwater Mining Company will conduct a conference call to discuss first quarter 2014 results at 12:00 noon Eastern Daylight Time on Thursday, May 1, 2014.

Dial-In Numbers:
United States: (877) 531-2988
International: (612) 332-0718

The conference call will be simultaneously webcast through the Company's website at www.stillwatermining.com in the Investor Relations section.

A telephone replay of the call will be available for one week following the event. The replay dial-in numbers are (800) 475-6701 (U.S.) and (320) 365-3844 (International), access code 324973. In addition, the call transcript will be archived in the Investor Relations section of the Company's website.

About Stillwater Mining Company

Headquartered in Billings, Montana, Stillwater Mining Company is the only U.S. producer of platinum group metals (PGMs) and the largest primary producer of PGMs outside of South Africa and the Russian Federation. PGMs are rare precious metals used in a wide variety of applications, including auto catalysts, fuel cells, hydrogen purification, electronics, jewelry, dentistry, medicine, coinage and other applications. Stillwater Mining Company is engaged in the development, extraction, processing, smelting and refining of PGMs from a geological formation in southern Montana known as the J-M Reef and from the recycling of spent catalytic converters. The J-M Reef is the only known significant source of PGMs in the United States and the highest-grade PGM resource in the world. The Company also owns the Marathon PGM-copper deposit in Ontario, Canada, and the Altar porphyry copper-gold deposit located in the San Juan province of Argentina. The Company's shares are traded on the New York Stock Exchange under the symbol SWC and on the Toronto Stock Exchange under the symbol SWC.U. Information about Stillwater Mining Company can be found at its website: www.stillwatermining.com.

CONTACT:

Mike Beckstead
(406) 373-8971